Exhibit 10.12

Limbach Holdings, Inc.

Non-Employee Director Compensation Policy

Adopted July 21, 2016

•	$60,000 annual cash fee for Board service;
•	$20,000 annual cash fee for each of the Chair of Board; and
•	$10,000 annual cash fee for the Chair of the Audit Committee.